                          As filed with the Securities and Exchange Commission on August 14, 2001.
                                                 File No. __________________

                                                        UNITED STATES
                                             SECURITIES AND EXCHANGE COMMISSION
                                                   Washington, D. C. 20549

                                                          Form S-8
                                                   REGISTRATION STATEMENT
                                              UNDER THE SECURITIES ACT OF 1933

                                                   BALDOR ELECTRIC COMPANY
-----------------------------------------------------------------------------------------------------------------------------
                                   (Exact name of registrant as specified in its charter)
MISSOURI                                                                                                 43-0168840
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(State or other jurisdiction of                                                   (IRS Employer Identification No.)
incorporation or organization)

5711 R.S. BOREHAM, JR ST, FORT SMITH, ARKANSAS                                                                72901
-----------------------------------------------------------------------------------------------------------------------------
(Address of Principal Executive Offices)                                                                 (Zip Code)

                            BALDOR ELECTRIC COMPANY STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS
-----------------------------------------------------------------------------------------------------------------------------
                                                  (Full Title of the Plan)

LLOYD G. DAVIS                         711 R.S. BOREHAM, JR ST, FORT SMITH, ARKANSAS 72901
-----------------------------------------------------------------------------------------------------------------------------
                                           (Name and Address of Agent for Service)

                                                       (501) 646-4711
-----------------------------------------------------------------------------------------------------------------------------
                                (Telephone Number, including Area Code, of Agent for Service)

                                               CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered:                     Common  Stock,  ($0.10  par  value)  and  associated  Common  Stock
                                                          Purchase Rights
Amount to be Registered:                                        200,000                 (1)
Proposed Maximum Offering Price Per Share:                      $21.825                 (2)
Proposed Maximum Aggregate Offering Price:                      $4,365,000              (2)
Amount of Registration Fee:                                     $1,213.47

(1)    Plus such  additional  shares and associated  Common Stock Purchase Rights as may be issued by reason of stock splits, stock dividends, or similar transactions.

(2)    The proposed maximum offering price per share and maximum aggregate  offering price are estimated for the sole purpose of calculating the amount of the  registration  fee. The maximum offering price per share is based upon the average of the high and low sale  prices of the Common  Stock as  reported  in The Wall  Street  Journal  for the "New York Stock
       Exchange -- Composite Transactions" for August 8, 2001, pursuant to Rule 457(h)(1).

                                                           Part II

                                     INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

The following  documents filed with the Securities and Exchange  Commission (the  "Commission")  are  incorporated  herein by reference:

         (a)      The Annual Report of Baldor  Electric  Company (the "Company") on Form 10-K for the year ended December 30,
                  2000,  filed  pursuant to Section 13(a) of the  Securities  Exchange Act of 1934, as amended (the "Exchange
                  Act").

         (b)      1.       The Company's  Quarterly  Report on Form 10-Q for the quarter ended March 31, 2001, filed pursuant to Section 13(a) of the Exchange Act.

                  2.       The Company's  Quarterly  Report on Form 10-Q for the quarter ended June 30, 2001,  filed pursuant to Section 13(a) of the Exchange Act.

         (c)      1.       The description of the Company's  Common Stock,  $.10 par value, as contained in the  Registration
                           Statement on Form S-1 filed July 15, 1975,  pursuant to Section 12 of the Exchange Act,  including any amendment or report filed since that date.

                  2.       The description of the Company's  Common Stock Purchase  Rights,  as contained in the Registration
                           Statement on Form 8-A filed May 16, 1988,  pursuant to Section 12 of the Exchange  Act,  including any amendment or report filed since that date.

All reports and other documents  subsequently  filed by the Company pursuant to  Sections 13(a),  13(c), 14, and 15(d) of the
Exchange Act, prior to the filing of a  post-effective  amendment  which  indicates  that all securities  offered hereby have been sold or which deregisters all securities then remaining  unsold,  shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.  Any statement  incorporated  by reference herein  shall be deemed to be  modified  or  superseded  for  purposes of this  Registration  Statement  to the extent that a statement  contained  herein or in any other  subsequently  filed document which also is or is deemed to be  incorporated  by reference  herein modifies or supersedes such  statement.  Any such statement so modified or superseded  shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.           Description of Securities.

Not applicable.

Item 5.           Interests of Named Experts and Counsel.

The validity of the  issuance of shares of Common  Stock  pursuant to the Plan is being opined upon to the Company by the law firm  Thompson  Coburn LLP,  St.  Louis,  Missouri.  Richard E. Jaudes,  a director of the Company,  is a partner of Thompson
Coburn LLP,  which has provided  legal  services to the Company in the past and is expected to provide legal  services to the
Company in the  future.  On August 2, 2001,  attorneys  at  Thompson  Coburn LLP held in the  aggregate  3,107  shares of the
Common Stock of the Company,  and Mr.  Jaudes held stock options for the purchase of 10,759 shares of the Common Stock of the
Company, which options are all currently exercisable.

Item 6.           Indemnification of Directors and Officers.

Pursuant to Mo. Rev.  Stat.ss.351.355,  a company  incorporated  under the laws of the State of Missouri  may  indemnify  its directors  and officers  against  expenses,  including  attorneys'  fees,  judgments,  fines,  and amounts paid in settlement actually and reasonably incurred as a result of civil,  criminal,  administrative or investigative  proceedings threatened or pending  against such  parties  (other than such  actions by or in the right of the  corporation)  if the officer or director acted in good faith and in a manner which he or she  reasonably  believed to be in or not opposed to the best interest of the
Company and, with respect to any criminal  action or  proceeding,  had no reasonable  cause to believe his or her conduct was unlawful.  With  respect to actions by or in the right of the  corporation,  the  corporation  may  indemnify  directors  and officers  against  expenses,  including  attorneys' fees and amounts paid in settlement  actually and reasonably  incurred in connection  with the defense or  settlement of the action or suit, if he or she acted in good faith and in a manner he or she reasonably  believed to be in or not opposed to the best interest of the corporation,  except that no  indemnification  shall be made in  respect  of any  claim,  issue or matter as to which  such  person  shall  have been  adjudged  to be liable  for negligence  or  misconduct,  unless and only to the  extent  that the court in which such  action is brought  determines  the person is entitled to indemnification.

Section  357.355  allows a  corporation  to adopt  provisions  in its  articles of  incorporation  or bylaws or to enter into agreements  (which  bylaws  or  agreements  have been  adopted  by the  shareholders)  which  provide  for  indemnity  of the corporation's  officers and directors  based on a lower standard of conduct,  except for knowingly  fraudulent,  deliberately dishonest or willful misconduct.

In addition,  under  Missouri  law, the Company may purchase and maintain  insurance on behalf of its officers and  directors for any  liability  incurred by such  parties in  connection  with their  status as an officer or  director  of the  Company, regardless  of whether the Company  would have the power under  Missouri law to indemnify  its officers or directors  against such liability.

Article Ten of the  Company's  Restated  Articles of  Incorporation,  as amended,  provides  that Baldor shall  indemnify its officers and directors in all actions, whether derivative,  nonderivative,  civil, criminal, administrative or investigative, if such party's conduct is not finally adjudged to be knowingly  fraudulent,  deliberately  dishonest or willful  misconduct.
This is a lower  standard  than that set forth in the statute.  Baldor also  maintains  directors'  and  officers'  liability insurance  which  protects  each  director or officer  from  liability  for actions  taken in their  capacity as directors or officers.  This  insurance  may provide  broader  coverage  for such  individuals  than may be required by Article Ten of the
Company's Restated Articles of Incorporation, as amended.

Item 7.           Exemption from Registration Claimed.

Not applicable.

Item 8.           Exhibits.

See Exhibit Index.

Item 9.           Undertakings.

         (a)      The undersigned registrant hereby undertakes:

                  1.       To file, during any period in which offers or sales are being made, a post-effective  amendment to this registration statement:

                           (i)      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                           (ii)     To reflect in the  prospectus any facts or events arising after the effective date of the registration  statement  (or the most recent  post-effective  amendment  thereof)  which, individually or in the aggregate,  represent a fundamental  change in the information set forth in the  registration  statement.  Notwithstanding  the  foregoing,  any increase or decrease  in volume  of  securities  offered  (if the total  dollar  value of  securities offered would not exceed that which was  registered)  and any  deviation  from the low or high  end of the  estimated  maximum  offering  range  may be  reflected  in the  form of prospectus  filed with the Commission  pursuant to Rule 424(b) if, in the aggregate,  the changes in volume and price represent no more than a 20% change in the maximum  aggregate offering price set forth in the "Calculation of Registration  Fee" table in the effective registration statement;

                           (iii)    To  include  any  material  information  with  respect  to the plan of  distribution  not previously  disclosed  in the  registration  statement  or any  material  change  to such information in the registration statement;  Provided,  however, that paragraphs (a)(1)(i)
                                    and (a)(1)(ii) do not apply if the registration  statement is on Form S-3,  Form S-8,  or
                                    Form F-3, and the information  required to be included in a  post-effective  amendment by those  paragraphs  is  contained  in  periodic  reports  filed with or  furnished  to the
                                    Commission by the registrant  pursuant to Section 13 or  Section 15(d)  of the Securities
                                    Exchange Act of 1934 that are incorporated by reference in the registration statement.

                           2.       That,  for the purpose of  determining  any liability  under the  Securities Act of 1933, each such  post-effective  amendment shall be deemed to be a new  registration  statement relating to the securities  offered therein,  and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           3.       To remove from registration by means of a post-effective  amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b)      The  undersigned  registrant  hereby  undertakes  that, for purposes of determining  any liability under the  Securities  Act of 1933,  each filing of the  registrant's  annual  report  pursuant to
                           Section 13(a)  or Section 15(d)  of the Securities  Exchange Act of 1934 (and,  where  applicable, each  filing of an  employee  benefit  plan's  annual  report  pursuant  to  Section 15(d)  of the
                           Securities  Exchange Act of 1934) that is incorporated by reference in the registration  statement shall be deemed to be a new  registration  statement  relating  to the  securities  being  offered therein,  and the offering of such  securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c)      Insofar  as  indemnification  for  liabilities  arising  under the  Securities  Act of 1933 may be permitted  to  directors,  officers  and  controlling  persons of the  registrant  pursuant to the foregoing  provisions,  or otherwise,  the  registrant has been advised that in the opinion of the
                           Securities and Exchange  Commission such  indemnification is against public policy as expressed in the Act and is, therefore,  unenforceable.  In the event that a claim for indemnification  against such  liabilities  (other than the  payment by the  registrant  of expenses  incurred or paid by a director,  officer  or  controlling  person of the  registrant  in the  successful  defense of any action,  suit or  proceeding)  is  asserted by such  director,  officer or  controlling  person in connection with the securities being  registered,  the registrant  will,  unless in the opinion of its  counsel  the  matter  has  been  settled  by  controlling  precedent,  submit  to a court  of appropriate  jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                                         SIGNATURES

Pursuant to the  requirements  of the  Securities Act of 1933,  the  Registrant  certifies that it has reasonable  grounds to believe that it meets all of the  requirements for filing on Form S-8 and has duly caused this  Registration  Statement to be signed on its behalf by the undersigned,  thereunto duly authorized,  in the City of Fort Smith, State of Arkansas, on August
14, 2001.

                                                              BALDOR ELECTRIC COMPANY
                                                              (Registrant)

                                                     By:       /s/  John A. McFarland
                                  John A. McFarland
                                                              President and
                                                              Chief Executive Officer
                                                              (Principal Executive Officer)

                                                      POWER OF ATTORNEY

KNOW ALL MEN BY THESE  PRESENTS,  that each person whose signature  appears below  constitutes and appoints John A. McFarland and Lloyd G. Davis and each of them (with full  power to each of them to act  alone),  his true and lawful  attorneys-in-fact and agents,  with full power of substitution  and  resubstitution,  for him and in his name,  place and stead, in any and all capacities, to sign any or all amendments (including  post-effective  amendments) to this Registration Statement, and to file the same,  with all  exhibits  thereto  and other  documents  in  connection  therewith,  with the  Securities  and  Exchange
Commission,  granting unto said  attorneys-in-fact  and agents,  and each of them, full power and authority to do and perform each and every act and thing  requisite  and  necessary  to be done in and about the  premises,  as fully to all  intents and purposes as he might or could do in person,  hereby ratifying and confirming all that said  attorneys-in-fact  and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the  requirements  of the Securities Act of 1933,  this  Registration  Statement has been signed by the following
persons in the capacities and on the dates of   August 13, 2001  .

Signature                                                     Title

/s/ R. S. Boreham, Jr.                                        Chairman of the Board
R. S. Boreham, Jr.

/s/ John A. McFarland                                         President
John A. McFarland                                             Chief Executive Officer, and
                                                              Director
                                                              (Principal Executive Officer)

/s/ Lloyd G. Davis                                            Executive Vice President,
Lloyd G. Davis                                                Chief Operating Officer, and
                                                              Secretary

/s/ Ronald E. Tucker                                          Chief Financial Officer and
Ronald E. Tucker                                              Treasurer
                                                              (Principal Financial Officer)

/s/ Jefferson W. Asher, Jr.                                   Director
Jefferson W. Asher, Jr.

/s/ Merlin J. Augustine, Jr.                                  Director
Merlin J. Augustine, Jr.

/s/ Richard E. Jaudes                                         Director
Richard E. Jaudes

/s/ Robert J. Messey                                          Director
Robert J. Messey

/s/ Robert L. Proost                                          Director
Robert L. Proost

/s/ R. L. Qualls                                              Director
R. L. Qualls

/s/ Barry K. Rogstad                                          Director
Barry K. Rogstad

                                                        EXHIBIT INDEX

Exhibit No.                         Description

4                                  Omitted - Not applicable

5(i)                               Opinion of Thompson Coburn LLP as to legality of securities, including its consent

15                                 Omitted - Inapplicable

23(i)(a)                           Consent of Ernst & Young LLP

23(i)(b)                           Consent of  Thompson  Coburn LLP as to legality of  securities  (contained  in Exhibit No.
                                   5(i))

24                                 Power of Attorney (see Signature Page)

* Numbers correspond to document numbers in Exhibit Table of Item 601 of Regulation S-K for Form S-8 filings.

                                                        EXHIBIT 5(i)

                                              [Thompson Coburn LLP Letterhead]

August 9, 2001

Baldor Electric Company
5711 R.S. Boreham, Jr. Street
Fort Smith, Arkansas  72901

Re:      Registration Statement on Form S-8 -
         200,000 shares of Baldor Electric Company
         common stock, $0.10 par value per share, and associated Common Stock Purchase Rights

Ladies and Gentlemen:

         With  reference to the  Registration  Statement  on Form S-8 (the  "Registration  Statement")  to be filed by Baldor
Electric Company,  a Missouri  corporation (the "Company"),  on August 10, 2001, with the Securities and Exchange  Commission pursuant to the  Securities  Act of 1933,  as  amended,  relating  to the  proposed  issuance by the Company of up to 200,000 shares of the Company's common stock,  $0.10 par value per share, and associated Common Stock Purchase Rights  (collectively, the "Shares"),  pursuant to the Baldor Electric  Company Stock Option Plan for Non-Employee  Directors (the "Plan"),  we have examined such corporate records of the Company,  such laws and such other  information as we have deemed relevant,  including the Company's Articles of Incorporation,  as restated and amended,  By-Laws, as restated and amended,  resolutions adopted by the Board of  Directors  relating to such  issuance,  certificates  received  from state  officials  and  statements  we have received from officers and  representatives  of the Company.  In delivering this opinion,  we have assumed the genuineness of all  signatures,  the  authenticity  of all documents  submitted to us as originals,  the  conformity to the originals of all documents  submitted to us as certified,  photostatic or conformed  copies,  the authenticity of originals of all such latter documents and the correctness of statements submitted to us by officers and representatives of the Company.

         Based solely on the foregoing, we are of the opinion that:

         1.       The Company is duly incorporated and is validly existing under the laws of the State of Missouri; and

         2.       The Shares to be issued by the Company pursuant to the Plan have been duly authorized and, when issued by the Company in accordance with the Plan, will be validly issued, fully paid and nonassessable.

         We consent to the filing of this  opinion as an exhibit to the  Registration  Statement.  We further  consent to the filing of copies of this opinion with  agencies of such states and other  jurisdictions  as you deem  necessary in the course of complying with the laws of the states and  jurisdictions  regarding the sale and issuance of the Shares in accordance with the Registration Statement.

                                                     Very truly yours,

                                                     /s/ Thompson Coburn LLP

                                                      EXHIBIT 23(i)(a)

                                               Consent of Independent Auditors

We consent to the  incorporation  by reference in this  Registration  Statement  (Form S-8) pertaining to the Baldor Electric
Company  Stock  Option  Plan For  Non-Employee  Directors  of our  reports  dated  February  2,  2001,  with  respect  to the consolidated  financial  statements of Baldor Electric Company incorporated by reference in its Annual Report (Form 10-K) for the year ended December 30, 2000 and the related financial  statement  schedule  included therein,  filed with the Securities
Exchange Commission.

/s/ Ernst & Young LLP

Little Rock, Arkansas
August 10, 2001